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                         FIRST COMMUNITY BANK OF WASHINGTON

                                 LACEY, WASHINGTON


                      EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT


     THIS AGREEMENT is effective on the1st day of April, 1992, and is hereby modified on the 5th day of November, 1999, by and between FIRST COMMUNITY BANK OF WASHINGTON, LACEY, WASHINGTON, a state banking association (the "Bank"), and JON M. JONES (the "Officer").


                               W I T N E S S E T H :


     WHEREAS, the Officer is currently employed by the Bank in an executive capacity;

     WHEREAS, the Bank desires to retain the valuable services and business counsel of the Officer and to induce the Officer to remain in an executive capacity with the Bank;

     WHEREAS, the Bank wishes to retain the Officer in order to prevent the substantial financial loss which the Bank could incur if the Officer were to leave and were to enter the employment of a competitor;

     WHEREAS, the Officer is considered a highly compensated Officer or member of a select management group of the Bank;

     WHEREAS, the Bank recognizes the increasing value of the Officer the longer the period of service and desires to provide a benefit to Officer which will encourage continuous service until Retirement Age by providing increased benefit levels as years of service increase;

     WHEREAS, the Company desires to continue the benefits provided in the Executive Supplemental Agreement with the Officer originally dated April 1, 1992, and desires to modify the Agreement to clarify the terms of those benefits; and

     WHEREAS, the Bank desires to pay the Officer the benefits provided herein, subject to the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, for and in consideration of the above premises, and of the following terms, conditions and mutual covenants of the parties hereto, IT IS HEREBY AGREED:

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                                     ARTICLE 1
                                   DEFINITIONS

     For the purposes of this Agreement, the capitalized terms shall have the following meanings:

     1.01. "ADDENDUM" shall mean the attachment to this Agreement entitled "Addendum to Executive Supplemental Income Agreement" which shall be executed by the Officer and a representative of the Bank.

     1.02. "BENEFICIARY" shall mean the person or persons the Officer has most recently designated on a duly executed beneficiary form received by the Bank; if the Officer has not designated a Beneficiary, then any payments due under this Agreement shall be paid to the Officer's estate.

     1.03. "BENEFIT" shall mean the Retirement Benefit, the Early Retirement Benefit, the Disability Benefit, or the Pre-Retirement Death Benefit, as the case may be.

     1.04. "BENEFIT ACCRUAL ACCOUNT" shall mean the aggregate of the accrued liability entries made or required to be made to the Bank's accounting records in order to record the Bank's obligation to pay Benefits under this Agreement pursuant to generally accepted accounting principles during the Benefit Accrual Period and compound interest due under this Agreement. The Benefit Accrual Period begins with the effective date of this Agreement and ends at the earlier of the date of the Officer's termination of employment or the date the Officer begins receiving payments under this Agreement.

     1.05. "BOARD OF DIRECTORS" shall mean the Board of Directors of First Community Bank of Washington and First Community Financial Group, Inc., as the case may be.

     1.06. "BUYOUT" shall mean a transaction or series of related transactions by which the Bank is sold, either through the sale of a Controlling Interest in the Bank's voting stock or through the sale of substantially all of the Bank's assets, to a party not having a Controlling Interest in the Bank's voting stock on the date of execution of this Agreement.

     1.07. "CHANGE IN CONTROL" shall mean a Buyout, Merger, or Substantial Change in Ownership and shall occur when the transaction is legally consummated.

     1.08. "COMPENSATION" shall mean, for purposes of calculating benefits under this Agreement, base compensation.

     1.09. "CONTROLLING INTEREST" shall mean ownership, either directly or indirectly, of more than thirty percent (30%) of the voting stock of the Bank or a parent company of the Bank which is a member of the same "affiliated group" as


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defined in 26 U.S.C. Section 1504(a).

     1.10. "DISABLED" shall mean a permanent physical or mental condition whereby the Officer is or will be unable to perform the duties of the Officer's customary position of employment with the Bank or any other employer controlled by or under common control with the Bank. The Board of Directors shall determine whether the Officer is declared Disabled within this definition and may require the Officer to submit to a physical examination in order to declare the Officer Disabled.

     1.11. "DISABILITY BENEFIT" shall mean, at the Disabled Officer's election, a period certain not less than six (6) months nor more than one hundred eighty (180) months, in an amount necessary to amortize the Benefit Accrual Account at the Interest Rate.

     1.12.     "EARLY RETIREMENT AGE" shall mean age fifty-five (55).

     1.13. "EARLY RETIREMENT BENEFIT" shall mean, at the Retiring Officer's election, a period certain not less than twelve (12) months nor more than one hundred eighty (180) months, in an amount necessary to amortize the Benefit Accrual Account at the Interest Rate.

     1.14. "ESI TRUST" is the Trust established to receive and hold the assets and liabilities associated with this Agreement in the event of a Change in Control.

     1.15. "INTEREST RATE" shall mean eight percent (8%) on the date of commencement of Benefit payments under this Agreement. In the event eight percent (8%) should fail to be an appropriate rate, the Interest Rate shall be determined by the Board of Directors.

     1.16. "JUST CAUSE" shall mean personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank. The existence of Just Cause shall be determined upon recommendation by a majority vote of the Board of Directors.

     1.17. "LIFE ANNUITY" shall mean equal monthly payments for the life of the Officer such that using the UP 84 Mortality Table and the Interest Rate, the present value of such annuity is equal to the Benefit Accrual Account.

     1.18. "MERGER" shall mean a transaction or series of transactions wherein the Bank is combined with another business entity, and after which the persons or entities who had owned, either directly or indirectly, a Controlling Interest in the Bank's voting stock on the effective date of this Agreement own less than a Controlling Interest in the voting stock of the combined entity.

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     1.19.     "PRE-RETIREMENT DEATH BENEFIT" shall mean the Annual
Pre-Retirement Death Benefit amount set forth in the Addendum to this Agreement.

     1.20. "RETIREMENT AGE" shall mean age sixty-five (65). The Board of Directors and the Officer may, by mutual written consent, elect to postpone the Retirement Age.

     1.21. "RETIREMENT BENEFIT" shall mean the Annual Retirement Benefit amount set forth in the Addendum to this Agreement. At the Officer's election, the Retirement Benefit may be recalculated and paid as a Life Annuity.

     1.22. "SUBSTANTIAL CHANGE IN OWNERSHIP" shall mean a transaction or series of transactions in which a Controlling Interest in the Bank is acquired by or for a person or business entity, either of which did not own, either directly or indirectly, a Controlling Interest in the Bank on the effective date of this Agreement. The above shall not apply to stock acquired and held by First Community Financial Group, Inc. Employee Stock Ownership Plan with 401(k) Provisions ("KSOP").


                                     ARTICLE II
                      PAYMENT OF PRE-RETIREMENT DEATH BENEFIT


     2.01.     PRE-RETIREMENT DEATH.

               The Bank agrees that if the Officer dies while covered by the provisions of this Agreement and prior to commencement of Benefit payments under Article III below, the Bank will pay the Officer's Beneficiary the Pre-Retirement Death Benefit. The Pre-Retirement Death Benefit shall be divided by twelve (12) and paid in monthly payments commencing on the first business day of the month following the month in which the Officer dies. The payment of such Pre-Retirement Death Benefit will be subject to the conditions and limitations set forth elsewhere in this Agreement. If the Officer's Beneficiary is entitled to receipt of the Pre-Retirement Death Benefit, the Officer's Beneficiary shall not be entitled to any other payments under this Agreement.


                                    ARTICLE III
                           PAYMENT OF RETIREMENT BENEFIT


     3.01.     RETIREMENT.

               The Bank agrees that if the Officer attains Retirement Age while covered by the provisions of this Agreement, the Retirement Benefit shall be fully vested and nonforfeitable. After attaining Retirement Age, the Officer may elect to terminate employment and commence receipt of the Retirement Benefit. The Retirement Benefit shall be divided by twelve (12) and paid in monthly payments commencing on the first business day of the month after such termination of employment. Payment of the Retirement Benefit is conditioned upon the Officer's compliance with this Agreement and upon the Officer receiving no other payments


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under this Agreement.

     3.02.     EARLY RETIREMENT.

               The Bank agrees that the Officer may at any time subsequent to attaining Early Retirement Age request in writing to the Board of Directors to retire early. The Board of Directors may grant nonforfeitable vesting in the Benefit Accrual Account and the payment of the Early Retirement Benefit commencing on the first business day of the month following the Officer's termination of employment. Payment of the Early Retirement Benefit is conditioned upon the Officer's compliance with this Agreement and upon the Officer receiving no other payments under this Agreement.

     3.03.     POSTPONED RETIREMENT BENEFIT.

               In the event Retirement Age is postponed, the postponed retirement benefit shall be equal to the Retirement Benefit, unless the Board of Directors, in the exercise of its sole discretion, elects to increase the Retirement Benefit. Payment of the postponed Retirement Benefit shall commence on the first business day of the month after the Officer attains the postponed Retirement Age.

     3.04.     POST-RETIREMENT DEATH BENEFIT.

               In the event the Officer dies on or after commencement of Benefit payments under this Article III, the Officer's remaining Benefit payments shall continue to be paid to the Officer's Beneficiary.


                                   ARTICLE IV
                          PAYMENT OF DISABILITY BENEFIT


     4.01. The Bank agrees that if the Officer is declared Disabled while covered by the provisions of this Agreement, the Disability Benefit and the Pre-Retirement Death Benefit shall be fully vested and nonforfeitable. The Disabled Officer may elect to begin receipt of the Disability Benefit at any time subsequent to being declared Disabled.

     4.02.     POST-DISABILITY DEATH BENEFIT.

          The Bank agrees that if the Officer dies after commencement of the Disability Benefit and before Retirement Age, the Bank shall pay to the Officers' Beneficiary the monthly Pre-Retirement Death Benefit determined under Paragraph 2.01 of this Agreement, reduced by an amount equal to the sum of all Disability Benefit payments previously paid to the Officer under this Agreement divided by the period certain elected by the Disabled Officer. Payment of the Post-Disability Death Benefit shall commence on the first business day of the month following the month in which the Officer dies.



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          In the event the Officer dies after commencement of the Disability
Benefit and on or after Retirement Age, the remaining Disability Benefit payments due under Paragraph 4.01 of this Agreement shall be paid to the Disabled Officer's Beneficiary.



                                     ARTICLE V
                                    CONDITIONS


     5.01.     COVERAGE BY THIS AGREEMENT.

               Coverage by the provisions of this Agreement is conditioned upon the Officer's continuous employment in an eligible capacity (periods of temporary disability and authorized leave of absence shall be considered as periods of employment) with the Bank from the effective date of this Agreement until the earlier of the date the Officer attains Retirement Age, is granted Early Retirement by the Board of Directors, is declared Disabled or dies. Benefit payments are conditioned upon the Officer's compliance with the terms of this Agreement so long as the Officer lives and payments are due under the provisions of this Agreement.

     5.02.     SERVICES.

               Payment of the Retirement Benefit or Early Retirement Benefit is further conditioned upon the Officer rendering such reasonable business consulting and advisory services as the Bank's Board of Directors may call upon the Officer to provide while receiving payments under this Agreement.


               (a) It is understood that such services shall not require the Officer to be active in the Bank's day-to-day activities, and that the Officer shall perform services as requested by management.

               (b) The Officer shall be compensated for services performed and reimbursed for all expenses incurred in performing such services.

     5.03.     NONCOMPETITION.

               Coverage by the provisions of this Agreement is further conditioned upon the Officer not engaging in any activity or similar employment capacity for any business enterprise which competes to a substantial degree with the Bank during employment with the Bank or while receiving Benefit coverage or payments. In the event of violation of this provision, all future Benefit coverage or payments shall be




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canceled and discontinued.  The Board of Directors shall determine whether violations have occurred and may also waive these conditions.

     5.04.     CHANGE IN CONTROL.

               The Bank agrees that upon a Change in Control the Officer shall be fully vested in the Benefit Accrual Account and the Pre-Retirement Death Benefit. Mutual written consent of the Officer and the Bank, successors, and assigns shall be required to amend, modify, or revoke this Agreement on the date of or on any date subsequent to the Change in Control.

               The Bank agrees, prior to the effective date of a Change in Control, to transfer to the ESI Trust the Benefit Accrual Account and any and all assets that the Bank may have acquired in connection with the liabilities it has assumed under this Agreement. The Bank, successors, and assigns agree to continue the Benefit Accrual Period and the Pre-Retirement Death Benefit.

     5.05.     TERMINATION OF EMPLOYMENT.

               In the event of termination of employment subsequent to a Change in Control and prior to the commencement of Benefit payments under any provision of this Agreement, the Officer and the Bank, successors, and assigns agree to end the Benefit Accrual Period and commence compounding the Benefit Accrual Account balance annually at the Interest Rate. The Pre-Retirement Death Benefit and all other provisions of this Agreement except Paragraph 5.01 and 5.02 shall be in full force and effect.

     5.06.     ACCELERATION OF PAYMENT.

               In the event the Officer and the Bank, successors, and assigns agree to accelerate payment as set forth in Article VIII, the Pre-Retirement Death Benefit is null and void. The Officer shall have an exclusive option to purchase (the "Option") any and all assets that the Bank may have acquired in connection with the liabilities it has assumed under this Agreement in whole or in part. The Option is exercisable no later than thirty (30) days after the Officer's receipt of the single payment amount, at a price equal to the carrying value of the assets on the books and records of the Bank, determined under generally accepted accounting principles. Upon acceleration of payment, the Officer agrees to be bound by a non-competition agreement for one (1) year from the date of termination of employment. The non-competition agreement will provide that the Officer shall not engage in any activity or similar employment capacity for any business enterprise which competes to a substantial degree with the




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Bank.


                                     ARTICLE VI
                                      FUNDING


     6.01. The Bank's obligations under this Agreement shall be an unfunded and unsecured promise to pay. The Bank shall not be required under any circumstances to fund its obligations under this Agreement. The Bank may, however, in its sole and absolute discretion, elect to fund this Agreement in whole or in part.


                                    ARTICLE VII
                              OFFICER RIGHT TO ASSETS


     7.01. The rights of the Officer or the Beneficiary shall be solely those of an unsecured general creditor of the Bank. The Officer or the Beneficiary shall only have the right to receive from the Bank those payments as specified under this Agreement. The Officer or the Beneficiary shall have no rights or interests whatsoever in any assets of the Bank. Any asset used or acquired by the Bank in connection with the liabilities the Bank has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Officer or the Beneficiary, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank.



                                    ARTICLE VIII
                              ACCELERATION OF PAYMENT


     8.01. The Bank may accelerate to a single payment any Benefits payable under this Agreement with the written consent of the Officer or the Beneficiary. In the event it is agreed to accelerate payment, the single payment amount shall equal the Benefit Accrual Account at the date of payment.



                                     ARTICLE IX
                                 LEAVES OF ABSENCE


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     9.01.     The Bank may, in its sole discretion, permit the Officer to take a leave of absence; each such period shall not exceed one (1) year in length. During such leave, the Officer shall be considered to be in the continuous employment of the Bank for purposes of this Agreement.



                                     ARTICLE X
                                   ASSIGNABILITY


     10.01. Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any Benefits under this Agreement shall be valid or recognized by the Bank.



                                     ARTICLE XI
                                AMENDMENT/REVOCATION


     11.01. Notwithstanding the provisions of Article XII below, the Bank in its sole discretion may amend, modify, or revoke this Agreement in whole or in part at any time except under the following circumstances:


     (1) The Officer has attained Retirement Age, and is entitled to payment of the Retirement Benefit pursuant to Paragraph 3.01;

     (2) The Officer has been granted Early Retirement, and is entitled to payment of the Early Retirement Benefit pursuant to Paragraph 3.02;

     (3) The Officer has been declared Disabled and is entitled to payment of the Disability Benefit pursuant to Article IV;

     (4) The Officer has died and the Officer's Beneficiary is entitled to payment of the Pre-Retirement Death Benefit pursuant to
               Article II; or

     (5) The Board of Directors has entered into discussions which result in a Change in Control.



                                    ARTICLE XII
                              TERMINATION OF AGREEMENT


     12.01. In the event the Officer is discharged for Just Cause, this Agreement shall be terminated and considered null and void with neither the Officer nor the Officer's Beneficiary having any claim or right against the Bank. The provisions of this Article shall be superior to and take precedence over any other provisions of this Agreement.



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                                    ARTICLE XIII
                                     FIDUCIARY


     13.01.    NAMED FIDUCIARY AND ADMINISTRATOR.

               The Board of Directors shall be the Named Fiduciary and Agreement Administrator (the "Administrator") of this Agreement. The Administrator shall be responsible for the management, control, and administration of this Agreement as established herein. The Administrator shall possess and exercise discretionary authority to make determinations as to an Officer's eligibility for benefits and to construe the terms of this Agreement. The Administrator may delegate to others certain aspects of the management and operation responsibilities of this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     13.02.    CLAIMS PROCEDURE.

               In the event that benefits under this Agreement are not paid to the Officer (or the Beneficiary in the case of the Officer's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provision of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. The Administrator and Officer agree that any unresolved claims or disputes under this Agreement shall be submitted to a mutually acceptable arbitrator for resolution.



                                    ARTICLE XIV
                                    INCOMPETENCY


     14.01. If the Bank shall find that any person to whom any payment is payable under this Agreement is unable to care for their affairs because of illness or injury, or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the Spouse, a child, a parent, a brother or sister, or a custodian determined pursuant to the Uniform Gift to Minors Act (or similar law), or to any person deemed by the Bank to have incurred expense for such person otherwise entitled to payment, in such manner



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and proportions as the Bank may determine.  Any such payment shall be a complete discharge of the liabilities of the Bank under this Agreement.



                                     ARTICLE XV
                               NO EMPLOYMENT CONTRACT


     15.01. This Agreement shall in no way be construed to create an employment contract between the Bank and the Officer.



                                     ARTICLE XVI
                                  PRIOR AGREEMENTS


     16.01. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous Agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.



                                    ARTICLE XVII
                                    SEVERABILITY


     17.01. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (a) insofar as is reasonable, effect will be given to the intent manifested in the provision held invalid or inoperative; and (b) the validity and enforceability of the remaining provisions will not be affected thereby.



                                   ARTICLE XVIII
                                   MISCELLANEOUS


     18.01.    LAWS GOVERNING.


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     This Agreement shall be governed by the laws of the State of Washington.

     18.02.    ENFORCEMENT.

     This Agreement is solely between the Bank and the Officer. Furthermore, the Officer or the Beneficiary shall only have recourse against the Bank for enforcement of this Agreement. However, it shall be binding upon the Beneficiary, heirs, executors and administrators of the Officer, and upon any and all successors and assigns of the Bank.

     IN WITNESS WHEREOF, the parties acknowledge receipt of an executed original of this Agreement signed this 5th day of November, 1999.

                                   /s/ Jon M. Jones
                                   --------------------
                                    JON M. JONES


                                   FIRST COMMUNITY BANK OF WASHINGTON
                                   LACEY, WASHINGTON

                         By:  /s/ James F. Arneson     Executive Vice President
                            ---------------------------------------------------
                                                                Title


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                       FIRST COMMUNITY FINANCIAL GROUP, INC.
                                 LACEY, WASHINGTON

                                    ADDENDUM TO
                      EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT

This addendum to the Executive Supplemental Income Agreement covering JON M. JONES enumerates the dollar amount of Benefits payable under the Executive Supplemental Income Agreement. All rights and payment provisions are controlled by the Executive Supplemental Income Agreement effective on the 1st day of April, 1992. This addendum revokes any previously dated Addendum.

ANNUAL PRE-RETIREMENT DEATH BENEFIT:

                    Year 1         $75,000
                    Years 2-15     $37,500


ANNUAL RETIREMENT BENEFIT:

                    $27,569 payable for fifteen (15) years


IN WITNESS WHEREOF, the parties hereto have executed this Addendum this 5th day of November, 1999, each acknowledging receipt of a fully signed original hereof.


                                /s/ Jon M. Jones
                              ------------------------
                                    JON M. JONES


                         FIRST COMMUNITY FINANCIAL GROUP, INC.
                         LACEY, WASHINGTON

                         By:     /s/ James F. Arneson    Executive Vice
                             ------------------------------------------
                         President
                         ---------
                                                                   Title